Exhibit 99.1

Monday, April 27, 2020

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer

860-435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. REPORTS RESULTS FOR FIRST QUARTER 2020

•	First Quarter 2020 Net Income of $0.72 per Basic Common Share
•	Results Reflected a Loan Loss Provision of $1.7 Million Primarily Due to COVID-19 Virus
•	Common Equity Tier 1 and Total Capital Ratios of 11.79% and 12.97%, Respectively
•	Non-performing Assets were 0.28% of Total Assets Compared with 0.35% at December 31, 2019

Lakeville, Connecticut, April 27, 2020 /GlobeNewswire…..Salisbury Bancorp, Inc. (“Salisbury”), (NASDAQ Capital Market: “SAL”), the holding company for Salisbury Bank and Trust Company (the “Bank”), announced results for its first quarter ended March 31, 2020.

Net income available to common shareholders was $2.0 million, or $0.72 per common share (basic), for Salisbury’s first quarter ended March 31, 2020 (first quarter 2020), compared with $3.0 million, or $1.06 per common share (basic), for the fourth quarter ended December 31, 2019 (fourth quarter 2019), and $2.4 million, or $0.87 per common share (basic), for the first quarter ended March 31, 2019 (first quarter 2019). Results for the fourth quarter 2019 included a non-recurring non-taxable reduction in compensation expense of $328 thousand or $0.12 per common share (basic) related to a change in terms of agreements related to bank-owned life insurance policies (“BOLI”).

Salisbury’s President and Chief Executive Officer, Richard J. Cantele, Jr., stated, “These are unprecedented times as we deal with the health challenges and economic implications of the COVID-19 virus pandemic. The virus has disrupted our daily routines and it has forced us all to think and work differently. We proactively implemented a number of steps to protect our employees and our customers over the last several weeks, which included requiring many of our employees to work remotely or from different locations. Despite these operational challenges, we remain steadfast in our commitment to help our customers through this crisis. We have also waived deposit fees and implemented a loan payment deferral program for customers affected by the virus. In addition, thanks to the dedication and commitment of our employees, we also processed nearly 480 customer loan applications of nearly $86 million that were approved by the Small Business Administration during the initial round of the Paycheck Protection Program. While we hope that these disruptions will be short term in nature, no one can say for sure how long they will last. Salisbury Bank remains committed to providing outstanding customer service and supporting its local communities during this period of extreme angst and uncertainty.”

Impact of COVID-19 Virus Pandemic

To help support the financial needs of our customers and the communities in our markets, Salisbury waived various deposit and transaction related fees[1] for the foreseeable future. Approximately $30 thousand of fees were waived in March 2020. Salisbury also implemented a loan payment deferral program which allows residential, commercial and consumer borrowers, who have been adversely affected by the virus, to defer loan payments for up to three months. As of March 31, 2020, 67 residential and consumer borrowers ($14 million of loan balances) and 111 commercial borrowers ($72 million of loan balances) have requested payment deferrals. The deterioration in economic conditions also contributed to a first quarter 2020 loan loss provision of $1.7 million, which is discussed herein under Asset Quality.

Net Interest and Dividend Income

Tax equivalent net interest and dividend income for the first quarter 2020 increased $115 thousand, or 1.3%, versus fourth quarter 2019, and increased $392 thousand, or 4.6%, versus first quarter 2019. First quarter 2020 average earning assets of $1.06 billion increased $11.3 million, or 1.1%, versus fourth quarter 2019, and increased $13.8 million, or 1.3%, versus first quarter 2019. Average earning assets earned 4.09% for first quarter 2020 compared with 4.13% in fourth quarter 2019 and 4.18% in first quarter 2019. Average total interest bearing deposits of $714.3 million increased $9.6 million, or 1.4%, versus fourth quarter 2019 and increased $14.1 million, or 2.0%, versus first quarter 2019. The cost of average interest-bearing liabilities was 1.00% for first quarter 2020 compared with 1.09% in fourth quarter 2019 and 1.24% in first quarter 2019. The tax equivalent net interest margin for first quarter 2020 was 3.35% compared with 3.34% for fourth quarter 2019 and 3.28% for first quarter 2019. See SUPPLEMENTAL INFORMATION – Net Interest and Dividend Income on page 8 on this release for additional details.

Non-Interest Income

Non-interest income of $2.2 million for first quarter 2020 decreased $174 thousand versus fourth quarter 2019 and increased $218 thousand versus first quarter 2019.

____________________ [1] Please refer to the Coronavirus Update on Salisbury Bank’s website www.salisburybank.com for details.

Trust and Wealth Advisory fees of $1.0 million for first quarter 2020 were essentially unchanged from fourth quarter 2019 and increased $124 thousand versus first quarter 2019. The increase from first quarter 2019 primarily reflected higher asset-based fees. Assets under administration were $639.5 million at March 31, 2020 compared with $777.5 million at December 31, 2019 and $691.7 million at March 31, 2019. Discretionary assets under administration of $425.4 million in first quarter 2020 declined from $498.7 million in fourth quarter 2019 and $444.1 million in first quarter 2019 primarily due to lower market valuations. Non-discretionary assets under administration of $214.1 million in first quarter 2020 declined from $278.8 million in fourth quarter 2019 and $247.6 million in first quarter 2019 due to a lower valuation of shares in a partnership for one significant client relationship. The trust and wealth business records only a nominal annual fee on this relationship.

Service charges and fees of $0.9 million for first quarter 2020 decreased $188 thousand versus fourth quarter 2019 and decreased $15 thousand versus first quarter 2019. The decrease from fourth quarter 2019 and first quarter 2019 primarily reflected lower loan prepayment penalties as well as lower interchange and deposit-related fees. Income from mortgage sales and servicing decreased $14 thousand versus fourth quarter 2019 and increased $45 thousand versus first quarter 2019. The increase from the first quarter 2019 reflected higher gains on mortgage sales, due to an increase in volume.

Non-interest income for the first quarter 2020 included BOLI income of $133 thousand compared to $139 thousand in fourth quarter 2019 and $79 thousand in first quarter 2019.

Non-Interest Expense

Non-interest expense of $6.9 million for first quarter 2020 decreased $144 thousand versus fourth quarter 2019 and decreased $275 thousand versus first quarter 2019. Compensation expense of $4.0 million for first quarter 2020 decreased $34 thousand from fourth quarter 2019 and decreased $182 thousand versus first quarter 2019. The decline from fourth quarter 2019 primarily reflected lower salaries, production and incentive accruals, which were partly offset by higher employee benefit costs. The fourth quarter 2019 included a one-time reduction of $328 thousand to BOLI related benefits costs related to substantive modifications to key terms of those agreements. The higher benefits costs were partly offset by lower deferred compensation accruals. The reduction in compensation from first quarter 2019 primarily reflected lower salary expense and payroll taxes and higher deferred loan origination expenses.

Excluding compensation, other non-interest expenses for first quarter 2020 declined $108 thousand from fourth quarter 2019 and declined $93 thousand from first quarter 2019. The decline from fourth quarter 2019 primarily reflected lower premises and equipment costs which were partly offset by higher FDIC insurance costs due to an assessment credit of $120 thousand received in fourth quarter 2019. The decrease from first quarter 2019 primarily reflected higher OREO losses and related carrying costs in the comparative prior year quarter.

The effective income tax rates for first quarter 2020, fourth quarter 2019 and first quarter 2019 were 14.4%, 16.1% and 17.8%, respectively. The lower tax rate in first quarter 2020 primarily reflected the effect of tax-exempt income from municipal bonds, tax advantaged loans and bank-owned life insurance on a comparatively lower level of pre-tax income.

Loans

Gross loans receivable increased $23.5 million during first quarter 2020 to $959.8 million at March 31, 2020, compared with $936.3 million at December 31, 2019, and increased $39.9 million from $919.9 million at March 31, 2019. The ratio of gross loans to deposits for first quarter 2020 was 99.4% compared with 101.8% for fourth quarter 2019 and 97.7% for first quarter 2019. Balances by loan type for the comparative periods were as follows:

Loan Type	Q1 2020	Q4 2019	Q1 2019
Residential Real Estate	$432,241	$427,441	$418,078
Commercial Real Estate	321,358	298,261	300,626
Commercial & Industrial	157,573	169,411	167,503
Farm Land	3,612	3,641	4,155
Vacant Land	14,488	7,893	8,164
Municipal	20,964	21,914	15,702
Consumer	8,195	6,385	4,377
Deferred Fees	1,329	1,362	1,333
Gross Loans Receivable	$959,760	$936,308	$919,938

Asset Quality

Non-performing assets decreased $0.7 million during the first quarter to $3.2 million, or 0.28% of total assets at March 31, 2020, from $3.9 million, or 0.35% of total assets at December 31, 2019, and decreased $3.9 million from $7.1 million, or 0.64% of total assets, at March 31, 2019.

The amount of total impaired and potential problem loans was $28.1 million or 2.93% of gross loans receivable at March 31, 2020 compared to $21.3 million, or 2.27% of gross loans receivable at December 31, 2019 and $22.9 million, or 2.49% of gross loans receivable at March 31, 2019.

Accruing loans receivable 30-to-89 days past due increased $4.1 million during first quarter 2020 to $6.2 million, or 0.64% of gross loans receivable, from $2.1 million, or 0.22% of gross loans receivable at December 31, 2019, and increased $4.0 million from $2.2 million, or 0.24% of gross loans receivable at March 31, 2019.

The allowance for loan losses for first quarter 2020 was $10.6 million compared with $8.9 million for fourth quarter 2019 and $8.8 million for first quarter 2019.The provision for loan loss expense was $1.7 million for first quarter 2020 versus $417 thousand for fourth quarter 2019, and $294 thousand for the first quarter 2019. The increase in the provision versus comparative periods reflected management’s assessment of the impact of the COVID-19 pandemic on certain qualitative and environmental factors and impaired loans as well as loan growth during the first quarter 2020. Net loan (recoveries) charge-offs were ($17) thousand for the first quarter 2020, $368 thousand for fourth quarter 2019 and $38 thousand for the first quarter 2019. Reserve coverage, as measured by the ratio of the allowance for loan losses to gross loans, was 1.11% for the first quarter 2020, versus 0.95% for the fourth quarter 2019 and 0.95% for the first quarter 2019. Similarly, reserve coverage, as measured by the ratio of the allowance for loan losses to non-performing loans was 333% for the first quarter 2020, versus 246% for fourth quarter 2019 and 137% for first quarter 2019.

Salisbury endeavors to work constructively to resolve its non-performing loan issues with customers. Substantially all non-performing loans are collateralized with real estate and the repayment of such loans is largely dependent on the return of such loans to performing status or the liquidation of the underlying real estate collateral.

Deposits and Borrowings

Deposits were $965.6 million at March 31, 2020 compared with $919.5 million at December 31, 2019 and $942.0 million at March 31, 2019. The increase in deposits from fourth quarter 2019 of $46.1 million reflected additional brokered deposits of $53.0 million partly offset by normal seasonal customer activity. Deposits at March 31, 2020 reflected brokered deposits, including CDARS one-way buys, of $58.2 million compared with $2.9 million at December 31, 2019 and $49.7 million at March 31, 2019. Average total deposits for the first quarter 2020 were $949.4 million compared with $950.9 million for the fourth quarter 2019 and $918.8 million for the first quarter 2019. Average total deposits for the first quarter 2020 included average brokered deposits of $33.3 million compared with $22.1 million for fourth quarter 2019 and $42.2 million for first quarter 2019.

Federal Home Loan Bank of Boston (FHLBB) advances decreased $10.0 million during the quarter to $40.9 million at March 31, 2020 and decreased $6.8 million from March 31, 2019. Salisbury’s excess borrowing capacity at FHLBB was approximately $243 million at March 31, 2020.

Capital

Book value per common share increased $0.83 during the first quarter 2020 to $41.05 per share and increased $3.24 from the first quarter 2019. Tangible book value per common share increased $0.87 during first quarter 2020 to $35.85 and increased $3.42 as compared to the first quarter 2019.

Shareholders’ equity increased $2.4 million in first quarter to $116.1 million at March 31, 2020 as net income of $2.0 million, unrealized gains in the available-for-sale securities portfolio of $1.0 million and restricted stock activity of $0.2 million were partly offset by common stock dividends paid of $0.8 million.

The Bank’s regulatory capital ratios remain in compliance with regulatory “well capitalized” requirements. At March 31, 2020, the Bank’s Tier 1 leverage, total risk-based capital, and common equity tier 1 capital ratios were 9.65%, 12.97%, and 11.79%, respectively, compared with regulatory “well capitalized” minimums of 5.00%, 10.00%, and 6.5%, respectively.

Dividend on Common Shares

The Board of Directors of Salisbury declared a $0.29 per common share quarterly cash dividend at their April 27, 2020 meeting. Such dividend will be paid on May 29, 2020 to shareholders of record as of May 15, 2020.

Background

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company, a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut; Great Barrington, South Egremont and Sheffield, Massachusetts; and Dover Plains, Fishkill, Millerton, Newburgh, New Paltz, Poughkeepsie, and Red Oaks Mill, New York. The Bank offers a broad spectrum of consumer and business banking products and services as well as trust and wealth advisory services.

Forward-Looking Statements

This news release may contain statements relating to Salisbury’s and the Bank’s future results that are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions and estimates made by management using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in laws and regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios, technological changes and cybersecurity matters, and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, which are available at the Securities and Exchange Commission’s website (www.sec.gov) and to which reference is hereby made. Forward-looking statements made by Salisbury in this news release speak only as of the date they are made. Events or other facts that could cause Salisbury’s actual results to differ may arise from time to time and Salisbury cannot predict all such events and factors. Salisbury undertakes no obligation to publicly update any forward-looking statement unless as may be required by law.

Investor presentation slides, which include a review of financial results and trends through the period ended March 31, 2020, are available in the Shareholder Relations section of Salisbury’s website at salisburybank.com under Shareholder Relations/News & Market Information/Presentations simultaneously with this Release.

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands, except share data)	March 31, 2020	December 31, 2019
ASSETS
Cash and due from banks	$6,597	$7,406
Interest bearing demand deposits with other banks	32,665	19,479
Total cash and cash equivalents	39,262	26,885
Interest bearing Time Deposits with Financial Institutions	750	750
Securities
Available-for-sale at fair value	91,333	91,801
CRA mutual fund at fair value	900	882
Federal Home Loan Bank of Boston stock at cost	2,733	3,242
Loans held-for-sale	580	332
Loans receivable, net (allowance for loan losses: $10,618 and $8,895)	949,142	927,413
Other real estate owned	—	314
Bank premises and equipment, net	17,535	17,385
Goodwill	13,815	13,815
Intangible assets (net of accumulated amortization: $4,971 and $4,884)	908	995
Accrued interest receivable	3,437	3,415
Cash surrender value of life insurance policies	20,714	20,580
Deferred taxes	1,174	1,249
Other assets	3,468	3,390
Total Assets	$1,145,751	$1,112,448
LIABILITIES and SHAREHOLDERS' EQUITY
Deposits
Demand (non-interest bearing)	$243,491	$237,852
Demand (interest bearing)	157,069	153,314
Money market	222,746	239,504
Savings and other	167,408	161,112
Certificates of deposit	174,906	127,724
Total deposits	965,620	919,506
Repurchase agreements	4,929	8,530
Federal Home Loan Bank of Boston advances	40,932	50,887
Subordinated debt	9,865	9,859
Note payable	237	246
Finance lease obligations	1,707	1,718
Accrued interest and other liabilities	6,318	8,047
Total Liabilities	1,029,608	998,793
Shareholders' Equity
Common stock - $0.10 per share par value
Authorized: 5,000,000;
Issued: 2,829,017 and 2,825,912
Outstanding: 2,829,017 and 2,825,912	283	283
Unearned compensation – restricted stock awards	(659)	(795)
Paid-in capital	44,566	44,490
Retained earnings	69,547	68,320
Accumulated other comprehensive income, net	2,406	1,357
Total Shareholders' Equity	116,143	113,655
Total Liabilities and Shareholders' Equity	$1,145,751	$1,112,448

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

Periods ended March 31, (in thousands, except per share amounts)	2020	2019
Interest and dividend income
Interest and fees on loans	$9,987	$9,934
Interest on debt securities
Taxable	455	621
Tax exempt	185	72
Other interest and dividends	91	227
Total interest and dividend income	10,718	10,854
Interest expense
Deposits	1,509	1,796
Repurchase agreements	7	3
Finance lease	36	46
Note payable	4	4
Subordinated Debt	156	156
Federal Home Loan Bank of Boston advances	219	412
Total interest expense	1,931	2,417
Net interest and dividend income	8,787	8,437
Provision for loan losses	1,706	294
Net interest and dividend income after provision for loan losses	7,081	8,143
Non-interest income
Trust and wealth advisory	1,030	906
Service charges and fees	905	920
Gains on sales of mortgage loans, net	61	7
Mortgage servicing, net	67	76
Gains on CRA mutual fund	14	11
Gains (losses) on sales of available -for-sale- securities, net	1	(9)
BOLI income and gains	133	79
Other	34	37
Total non-interest income	2,245	2,027
Non-interest expense
Salaries	2,850	2,993
Employee benefits	1,146	1,185
Premises and equipment	911	972
Data processing	540	509
Professional fees	628	535
OREO gains, losses and write-downs, net	—	52
Collections, OREO, and loan related	25	130
FDIC insurance	105	163
Marketing and community support	125	156
Amortization of intangibles	87	104
Other	519	412
Total non-interest expense	6,936	7,211
Income before income taxes	2,390	2,959
Income tax provision	343	525
Net income	$2,047	$2,434
Net income available to common shareholders	$2,013	$2,408

Basic earnings per common share	$0.72	$0.87
Diluted earnings per common share	0.72	0.86
Common dividends per share	0.29	0.28

Salisbury Bancorp, Inc. and Subsidiary

SELECTED CONSOLIDATED FINANCIAL DATA (unaudited)

At or for the quarters ended
(in thousands, except per share amounts and ratios)	Q1 2020	Q4 2019	Q3 2019	Q2 2019	Q1 2019
Total assets	$1,145,751	$1,112,448	$1,144,240	$1,119,212	$1,118,925
Loans receivable, net	949,142	927,413	915,083	910,573	911,188
Total securities	94,966	95,925	98,270	103,857	102,479
Deposits	965,620	919,506	966,178	950,723	941,969
FHLBB advances	40,932	50,887	37,828	32,769	47,712
Shareholders’ equity	116,143	113,655	111,580	108,948	106,109
Wealth assets under administration	639,457	777,503	752,467	713,319	691,731
Discretionary wealth assets under administration	425,359	498,737	475,482	464,537	444,110
Non-discretionary wealth assets under administration	214,098	278,766	276,985	248,782	247,621
Non-performing loans	3,188	3,621	5,370	5,062	6,389
Non-performing assets	3,188	3,935	5,687	5,463	7,130
Accruing loans past due 30-89 days	6,177	2,077	1,784	2,473	2,228
Net interest and dividend income	8,787	8,665	8,667	8,344	8,437
Net interest and dividend income, tax equivalent(1)	8,955	8,839	8,831	8,486	8,562
Provision for loan losses	1,706	417	94	151	294
Non-interest income	2,245	2,419	2,256	2,548	2,027
Non-interest expense	6,936	7,080	7,184	7,439	7,211
Income before income taxes	2,390	3,587	3,645	3,302	2,959
Income tax provision	343	578	657	599	525
Net income	2,047	3,009	2,988	2,703	2,434
Net income allocated to common shareholders	2,013	2,960	2,940	2,671	2,408

Per share data
Basic earnings per common share	$0.72	$1.06	$1.06	$0.96	$0.87
Diluted earnings per common share	0.72	1.06	1.05	0.95	0.86
Dividends per common share	0.29	0.28	0.28	0.28	0.28
Book value per common share	41.05	40.22	39.52	38.59	37.81
Tangible book value per common share - Non-GAAP⁽[2]⁾	35.85	34.98	34.24	33.28	32.43
Common shares outstanding at end of period (in thousands)	2,829	2,826	2,823	2,823	2,807
Weighted average common shares outstanding, to calculate basic earnings per share (in thousands)	2,788	2,781	2,783	2,780	2,777
Weighted average common shares outstanding, to calculate diluted earnings per share (in thousands)	2,797	2,794	2,795	2,793	2,789

Profitability ratios
Net interest margin (tax equivalent)(1)	3.35%	3.34%	3.29%	3.19%	3.28%
Efficiency ratio(3)	61.36	61.81	62.90	65.81	66.15
Effective income tax rate	14.35	16.11	18.02	18.14	17.75
Return on average assets	0.73	1.07	1.05	0.97	0.89
Return on average common shareholders’ equity	7.07	10.56	10.73	10.07	9.45

Credit quality ratios
Non-performing loans to loans receivable, gross	0.33	0.39	0.58	0.55	0.69
Accruing loans past due 30-89 days to loans receivable, gross	0.64	0.22	0.19	0.27	0.24
Allowance for loan losses to loans receivable, gross	1.11	0.95	0.96	0.97	0.95
Allowance for loan losses to non-performing loans	333.0	245.64	164.73	175.56	136.96
Non-performing assets to total assets	0.28	0.35	0.50	0.49	0.64

Capital ratios
Common shareholders' equity to assets	10.14%	10.22%	9.75%	9.73%	9.48%
Tangible common shareholders' equity to tangible assets - Non-GAAP(2)	8.97	9.01	8.56	8.51	8.25
Tier 1 leverage capital(4)	9.65	9.60	9.27	9.10	8.97
Total risk-based capital(4)	12.97	12.84	12.58	12.57	12.35
Common equity tier 1 capital(4)	11.79	11.83	11.57	11.54	11.33

(1) Adjusted to reflect the U.S. federal statutory benefit on income derived from tax-exempt securities and loans.

(2) Refer to schedule labeled “Supplemental Information – Non-GAAP Financial Measures”.
(3) Calculated as follows: Noninterest expense before OREO expense, amortization of intangibles, and goodwill impairments as a percent of net interest income (fully taxable equivalent) and noninterest revenues, excluding gains from securities transactions and litigation expenses.

(4) Represents the capital ratios of the Bank.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Non-GAAP Financial Measures (unaudited)

At or for the quarters ended
(in thousands, except per share amounts and ratios)	Q1 2020	Q4 2019	Q3 2019	Q2 2019	Q1 2019
Common Shareholders' Equity	$116,143	$113,655	$111,580	$108,948	$106,108
Less: Goodwill	(13,815)	(13,815)	(13,815)	(13,815)	(13,815)
Less: Intangible assets	(908)	(995)	(1,086)	(1,180)	(1,279)
Tangible Common Shareholders' Equity	$101,420	$98,845	$96,679	$93,953	$91,014
Total Assets	$1,145,751	$1,112,448	$1,144,240	$1,119,212	$1,118,925
Less: Goodwill	(13,815)	(13,815)	(13,815)	(13,815)	(13,815)
Less: Intangible assets	(908)	(995)	(1,086)	(1,180)	(1,279)
Tangible Total Assets	$1,131,028	$1,097,638	$1,129,339	$1,104,217	$1,103,831
Common Shares outstanding	2,829	2,826	2,823	2,823	2,807

Book value per Common Share – GAAP	$41.05	$40.22	$39.52	$38.59	$37.81
Tangible book value per Common Share - Non-GAAP	35.85	34.98	34.24	33.28	32.43
Tangible common shareholders’ equity to tangible total assets - Non-GAAP	8.97%	9.01%	8.56%	8.51%	8.25%

Consolidated:
Non-interest expense	$6,936	$7,080	$7,184	$7,438	$7,211
Less: Amortization of core deposit intangibles	(87)	(91)	(93)	(99)	(104)
Less: Foreclosed property expense including OREO gains, losses and Write downs	13	(27)	(115)	(271)	(103)
Adjusted non-interest expense	$6,862	$6,961	$6,976	$7,068	$7,004
Net interest and dividend income, tax equivalent	$8,955	$8,839	$8,831	$8,486	$8,562
Non-interest income	2,245	2,419	2,256	2,548	2,027
(Gains) losses on securities	(15)	4	3	(294)	(2)
Adjusted revenue	$11,185	$11,262	$11,090	$10,740	$10,588
Efficiency Ratio – Non-GAAP [1]	61.36%	61.81%	62.90%	65.81%	66.15%

1 Excluding revenue and expenses associated with trust & wealth advisory, the efficiency ratios would be: Q1 2020: 59.83%; Q4 2019: 60.19%; Q3 2019: 61.13%; Q2 2019: 64.09%; Q1 2019: 64.51%.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Net Interest and Dividend Income (unaudited)

At or for the quarters ended	Average Balance			Income / Expense			Average Yield / Rate
(dollars in thousands)	Q1 2020	Q4 2019	Q1 2019	Q1 2020	Q4 2019	Q1 2019	Q1 2020	Q4 2019	Q1 2019
Loans(a)(d)	$948,035	$928,787	$918,290	$10,096	$9,998	$10,036	4.26%	4.31%	4.37%
Securities(c)(d)	89,596	92,626	96,648	698	739	716	3.12	3.19	2.96
FHLBB stock	3,041	2,695	4,192	33	44	72	4.34	6.53	6.87
Short term funds(b)	23,218	28,474	30,936	58	98	155	1.00	1.38	2.00
Total interest-earning assets	1,063,890	1,052,582	1,050,066	10,885	10,879	10,979	4.09	4.13	4.18
Other assets	64,438	62,458	57,027
Total assets	$1,128,328	$1,115,040	$1,107,093
Interest-bearing demand deposits	$154,604	$157,180	$151,193	119	144	144	0.31	0.37	0.38
Money market accounts	240,680	236,335	199,741	560	601	474	0.93	1.02	0.95
Savings and other	164,174	166,516	184,184	234	288	451	0.57	0.69	0.98
Certificates of deposit	154,869	144,678	165,067	596	617	727	1.54	1.71	1.76
Total interest-bearing deposits	714,327	704,709	700,185	1,509	1,650	1,796	0.84	0.94	1.03
Repurchase agreements	5,672	6,246	2,740	7	8	3	0.49	0.51	0.44
Finance lease	3,050	3,109	4,075	36	36	46	4.72	4.63	4.52
Note payable	240	249	275	4	4	4	6.67	6.43	5.82
Subordinated debt	9,860	9,854	9,837	156	156	156	6.33	6.33	6.34
FHLBB advances	37,118	24,549	59,675	219	186	412	2.36	3.03	2.76
Total interest-bearing liabilities	770,267	748,716	776,787	1,931	2,040	2,417	1.00	1.09	1.24
Demand deposits	235,129	246,175	218,625
Other liabilities	6,856	7,109	7,150
Shareholders’ equity	116,076	113,040	104,531
Total liabilities & shareholders’ equity	$1,128,328	$1,115,040	$1,107,093
Net interest income(d)				$8,954	$8,839	$8,562
Spread on interest-bearing funds							3.09	3.04	2.94
Net interest margin(e)							3.35	3.34	3.28

(a)	Includes non-accrual loans.
(b)	Includes interest-bearing deposits in other banks and federal funds sold.
(c)	Average balances of securities are based on amortized cost.
(d)	Includes tax exempt income of $0.2 million, $0.2 million and $0.1 million, respectively for 1Q 2020, 4Q 2019 and 1Q 2019 on tax-exempt securities and loans for which income and yields are calculated on a tax-equivalent basis.
(e)	Net interest income divided by average interest-earning assets.